EXHIBIT 5 OPINION OF COUNSEL AND CONSENT

May 1, 2008

Board of Directors

Herb-Vita, Inc.

74-090 El Paseo, Suite 205

Palm Desert, California 92260

Re: Herb-Vita

Gentlemen:

The undersigned is counsel for Herb-Vita, Inc. I have been requested to render an opinion on the tradability of the 1,000,000 shares of Herb-Vita proposed to be sold pursuant the Herb-Vita's Registration Statement on Form S-1. In rendering this opinion, I have reviewed Herb-Vita's Registration on Form S-1, company articles of incorporation and by laws and other corporate documents. All representations made to me in Herb-Vita documents and by company officers and directors are deemed to be accurate. It is my opinion that the shares to be issued will be free trading shares. It is further my opinion that:

1. Herb-Vita is a corporation duly organized, validly existing and in good standing and is qualified to do business in each jurisdiction in which such qualification is required.

2. That the shares of common stock to be issued by Herb-Vita have been reserved and have been duly and properly approved by Herb-Vita's Board of Directors.

3. That the shares of stock will be legally issued, fully paid, and non-assessable when sold, and will be a valid and binding obligation of the corporation.

I hereby consent to the use of this opinion in Herb-Vita's Registration Statement on Form S-1.

Very truly yours,


/s/ Henry Casden
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HENRY CASDEN